Exhibit 99.1

Rural Cellular Corporation
Announces Placement of Senior Secured Notes

For Immediate Release

March 25, 2004— ALEXANDRIA, Minn. — Rural Cellular Corporation (“RCC” or “the Company”) (NASDAQ: RCCC) announces the placement of $350 million aggregate principal amount of its 81/4% senior secured notes due 2012 and $160 million aggregate principal amount of its senior secured floating rate notes due 2010. The floating rate notes bear interest equal to LIBOR plus 4.50% per year, adjusted quarterly. The Company also entered into an agreement for a new revolving credit facility.

The net proceeds from the offering, together with some of the Company’s existing cash, were used to repay all outstanding obligations under its old credit agreement, to terminate interest rate swap agreements associated with the old credit agreement, and to pay fees and expenses associated with the notes offering and a new revolving credit agreement.

Currently, RCC has $60 million of availability under its new revolving credit agreement in addition to approximately $120 million in cash and cash equivalents on hand. The new notes include a restricted payments basket that may be used toward the repurchase of the Company’s senior notes, subordinated notes or any of its preferred stock, subject to certain limitations, including limitation in other governing instruments.

The Company may, in its sole discretion, determine to acquire such securities through open market purchases, privately negotiated transactions, or otherwise, upon such terms and at such prices as the Company may determine from time to time.

Rural Cellular Corporation, based in Alexandria, Minnesota, provides wireless communication services to Midwest, Northeast, South and Northwest markets located in 14 states.

The issuance of the notes has not been registered under the Securities Act of 1933, and the notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act. This communication shall not constitute an offer to sell or the solicitation of an offer to buy the securities.

Forward-looking statements

Statements about RCC’s future prospects are forward-looking and, therefore, involve certain risks and uncertainties, including but not limited to: competitive considerations, success of customer enrollment and retention initiatives, the ability to increase wireless usage and reduce customer acquisition costs, the ability to deploy new network technology on a timely basis, the ability to service debt, and other factors discussed from time to time in RCC’s Report on Form 10-K for the year ended December 31, 2003 and other filings with the Securities and Exchange Commission.

Contact:	Wesley Schultz — (320) 762-2000 Suzanne Allen, Treasurer — (320) 808-2156 World Wide Web address: http://www.rccwireless.com

# # #